Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Patrick Spangler, CFO

ev3 Inc.

9600 54th Avenue North

Plymouth, Minnesota  55442-2111

(763) 398-7000

pspangler@ev3.net

MEDIA CONTACT:

Laura Nobles

Nobles Communications

310 795-0497

310 338-8595 (fax)

laura@noblescommunications.com

For Immediate Release

ev3 Inc. Announces US FDA Approval of PROTÉGÉ® RX Carotid Stent

PLYMOUTH, Minn., (January 24, 2007) – ev3 Inc. (NASDAQ: EVVV) today announced U.S. Food and Drug Administration approval of the PROTÉGÉ® RX Carotid Stent.  This stent, when used in conjunction with the ev3 embolic protection device, is indicated for the treatment of carotid artery disease in patients who are at high-risk for adverse events from carotid artery surgery.  ev3’s SpideRX® Embolic Protection Device was previously FDA cleared for carotid use in February 2006.

The FDA approval was supported by the CREATE (Carotid Revascularization with ev3, Inc. Arterial Technology Evolution) Trial demonstrating the safety and effectiveness of the PROTÉGÉ® Stent and the SPIDER™ Embolic Protection Device when used together to treat carotid artery disease patients at risk for stroke and also at high-risk for adverse events from surgery.  The CREATE Trial enrolled 419 patients in 31 centers in a prospective, non-randomized study.  The results of the CREATE trial compared favorably with performance criteria that were based on the results of previous carotid stenting trials.

The PROTÉGÉ® RX is available in both straight and tapered stent configurations providing a variety of device options to address a broad range of patient anatomy present in carotid artery disease.  The “rapid exchange” platform allows for a single physician to operate the device as compared to “over the wire” designs that require multiple operators.  The SpideRX® Embolic Protection Device is the only available distal filter embolic protection device that permits physicians to use their guidewire of choice and is cleared by the FDA for use in both carotid arteries and saphenous vein grafts.

Gary Ansel, M.D., Riverside Hospital, Columbus, Ohio, national co-principal investigator for the CREATE Trial, stated, “The ev3 products used in treating carotid disease offer unique features that make these products ideally suited for carotid artery stenting.  The PROTÉGÉ® RX Carotid Stent has an innovative delivery system that allows physicians to place the stent accurately and also provides great visible confirmation due to its distinct radiopaque markers.  The SpideRX®

Embolic Protection Device is unique because it allows physicians to use any guidewire they choose to cross the lesion just as they would in any other endovascular intervention.”

Robert Safian, M.D., William Beaumont Hospital, Royal Oak, Mich., national co-principal investigator for the CREATE Trial, stated, “The results of the CREATE Trial were comparable to other high-risk carotid registries and provide additional evidence of the efficacy and safety of carotid stenting to prevent stroke.”

Carotid arteries, located on either side of the neck, are the main blood vessels providing blood flow to the brain.  When carotid arteries are narrowed by atherosclerotic disease, patients are at risk for ischemic stroke (a blockage of an artery in the brain by embolic particles).  Stroke is the third leading cause of death in the United States, affecting nearly 700,000 Americans each year, with approximately 30 percent of strokes being caused by embolic debris that originates in diseased carotid arteries.  Traditionally, carotid artery disease has been treated with an open surgery called endarterectomy.  However, for the many patients who are at high risk for surgery, carotid stenting has evolved as a viable option.

Jim Corbett, ev3’s president and CEO, stated, “Obtaining FDA approval and commencing commercialization of the PROTÉGÉ® RX Carotid Stent, which follows the previous clearance of the SpideRX® Embolic Protection Device for use in treating carotid artery disease, are key milestones and evidence ev3’s continued commitment to the endovascular field.  We believe that the unique attributes of  both the PROTÉGÉ® RX and SpideRX® will permit ev3 to be a strong competitor in the carotid stenting market that we estimate could reach $250 million worldwide in 2007.”

In order to meet the growing requirements of a wide variety of physician specialties, the PROTÉGÉ® RX and the SpideRX® devices, which are sold separately, will be represented by both the ev3 Cardio Peripheral and Neurovascular sales organizations.  In addition to the United States, the PROTÉGÉ® RX and the SpideRX® devices are commercially available in Canada, Europe and several countries in Latin America and Asia.

About ev3 Inc.

ev3 is a global medical device company focused on catheter-based technologies for the endovascular treatment of vascular diseases and disorders. For more information, please visit www.ev3.net.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance, the impact of competitive products and pricing, and success of clinical testing.  More detailed information on these and additional factors which could affect ev3 Inc’s operating and financial results are described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q and annual report on Form 10-K.  ev3 Inc.  urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces.  Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.  PROTÉGÉ, PROTÉGÉ RX, SPIDER, and SpideRX are registered trademarks of ev3 Inc.